AMENDMENT NO. TWO
TO THE
MOLINA HEALTHCARE, INC.
AMENDED AND RESTATED
DEFERRED COMPENSATION PLAN (2018)
Section 7 of the Molina Healthcare, Inc. Amended and Restated Deferred Compensation Plan (2018) effective for amounts earned and deferred on or after January 1, 2018 (the “Plan”) allows Molina Healthcare, Inc. (the “Company”) to amend the terms of the Plan, at any time by resolution of the Plan Committee. Accordingly, the Plan Committee amends the Plan as follows, effective January 1, 2021.

1.Section 5.3 is amended to read as follows:

“a.    If a Participant dies while still employed by the Company or a Subsidiary, the following provisions shall apply:

i.    If the Participant first began participating in the Plan on or before December 31, 2020, the Company will pay the Participant’s designated Beneficiary the greatest of: (x) twice the Participant’s base salary as of October 1, 2019 or, if later, the Participant’s effective date of enrollment in the Plan; (y) $500,000; or (z) the Participant’s Separation from Service Benefit, in the applicable form elected by the Participant in his Written Election; or

ii.    If the Participant first began participating in the Plan on or after January 1, 2021, the Company will pay the Participant’s designated Beneficiary the Participant’s Separation from Service Benefit, in the applicable form elected by the Participant in his Written Election.

b.    If a Participant dies after a Separation from Service, the Company will commence or otherwise continue the payments of the Separation from Service Benefit otherwise due to the Participant to his designated Beneficiary, in the applicable form elected by the Participant in his Written Election.”

Except as amended hereby, the terms of the Plan shall remain in full force and effect.

MOLINA HEALTHCARE, INC.

By:     /s/Joseph M. Zubretsky

Name: Joseph M. Zubretsky

Title: President and Chief Executive Officer
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